Filed Pursuant to Rule 424(b)(3)

Registration No. 333-234811

PROSPECTUS SUPPLEMENT NO. 5 DATED JUNE 5, 2020

TO

PROSPECTUS DATED DECEMBER 6, 2019

(AS SUPPLEMENTED)

ARCH THERAPEUTICS, INC.

PROSPECTUS

Up to 17,587,461 Shares of Common Stock

This Prospectus Supplement No. 5 supplements the prospectus of Arch Therapeutics, Inc. (the “Company”, “we”, “us”, or “our”) dated December 6, 2019 (as supplemented to date, the “Prospectus”) with the following attached document which we filed with the Securities and Exchange Commission on June 5, 2020:

A.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2020.

This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 5 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is June 5, 2020

INDEX TO FILINGS

Annex
The Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2020	A

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2020

ARCH THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54986	46-0524102
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

235 Walnut Street, Suite 6
Framingham, Massachusetts	01702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 431-2313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N|A	N|A	N|A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

(a)	Series D Warrant Amendment

On June 3, 2020 (the “Amendment Execution Date”), the Company entered into that certain Amendment to Series D Warrants to Purchase Common Stock, dated as of the Amendment Execution Date, with Ana Parker, the holder of Series D Warrants exercisable for up to 4,500,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), and another holder of Series D Warrants (such holder, together with Ms. Parker, the “Consenting Warrant Holders”), to (i) terminate the beneficial ownership limitation provision in Section 1(f) of the Series D Warrants; and (ii) lower the per share exercise price from $0.25 to $0.18 (the “Amendment”). In accordance with Section 9 of the Series D Warrants, the Amendment applies to all Series D Warrants and is binding upon all registered holders of such Series D Warrants.

In addition, under the Amendment, the Company agreed to issue the Consenting Warrant Holders Series J Warrants exercisable in the aggregate for up to 3,545,474 shares of Common Stock at an exercise price of $0.25, continent upon each Consenting Warrant Holder’s exercise of their respective Series D Warrant in full. Each Series J Warrant has a term of one (1) year, and provides the holder with “piggy back” registration rights under certain circumstances. On June 4, 2020, (i) the Consenting Warrant Holders exercised their respective Series D Warrant in full and paid the Company the aggregate exercise price of $850,909.14; and (ii) the Company issued the Consenting Warrant Holders 4,727,273 shares of Common Stock upon the exercise of their Series D Warrants and Series J Warrants exercisable for 3,545,474 shares of Common Stock in the aggregate.

Ms. Parker, her husband Michael Parker and their respective affiliates (collectively, the “Parkers”), are the Company’s largest external shareholders, and the Parkers previously participated in the Company’s 2015 and 2016 private placements, and June 2018, May 2019 and September 2019 registered direct offerings.

The issuance and sale of the Series J Warrant and the shares of Common Stock (the “Warrant Shares”) issuable thereunder (collectively, the “Securities”) has not been, and will not upon issuance be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws. The Securities will be issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act based on the following facts: (A) each Consenting Warrant Holder has represented that (i) she is an accredited investor as defined in Rule 501 promulgated under the Securities Act; (ii) she is acquiring the Securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws; (iii) she has sufficient investment experience to evaluate the risks of the investment; and (B)(1) the Company used no advertising or general solicitation in connection with the issuance and sale of the Securities to the Consenting Warrant Holders and (2) the Securities will be issued as restricted securities. This Current Report on Form 8-K is not and shall not be deemed to be an offer to sell or the solicitation of an offer to buy any of the Securities.

(b)	Convertible Notes Offering

On June 4, 2020, Arch Therapeutics, Inc. (the “Company”) issued Series 1 Unsecured Convertible Promissory Notes (each a “Convertible Note” and collectively, the “Convertible Notes”) to several acrredited investors who are current stockholders of the Company (collectively, the “Investors”) in the aggregate principal amount of $550,000. The Convertible Notes were issued under a convertible note offering authorized by the Company’s board of directors (the “Convertible Notes Offering”).

The Convertible Notes become due and payable on June 30, 2023 (the “Maturity Date”) and may be prepaid, in whole or in part, at any time. The Convertible Notes bear interest on the unpaid principal balance at a rate equal to ten percent (10.0%) (computed on the basis of the actual number of days elapsed in a 365-day year) per annum until either (a) converted into shares of Common Stock (such shares of Common Stock, the “Conversion Shares”); or (b) the outstanding principal and accrued interest on the Convertible Notes is paid in full by the Company; provided, however, if the Convertible Notes are converted or prepaid prior to the twelve month anniversary of their issuance, interest accrued with respect to such prepaid or converted portion of the Convertible Note will equal ten percent (10.0%) of the principal that is prepaid or converted. Interest on the Convertible Notes becomes due and payable upon their conversion or the Maturity Date and may become due and payable upon the occurrence of an event of default under the Convertible Notes. The Convertible Notes contain customary events of default, which include, among other things, (i) the Company’s failure to pay when due any principal or interest payment under the Convertible Note within the specified cure period; (ii) the insolvency of the Company; or (iii) the Company’s failure to pay other indebtedness of $100,000 or more within the specified cure period for such breach.

The holders of the Convertible Notes have the right to convert some or all of such Convertible Notes into the number of Conversion Shares determined by dividing (a) the aggregate sum of the (i) principal amount of the Convertible Note to be converted; and (ii) amount of any accrued but unpaid interest with respect to such portion of the Convertible Note to be converted (such aggregate sum, the “Note Obligations”); and (b) the conversion price then in effect. The conversion price is $0.27 per share, and it may be reduced or increased proportionately as a result of stock splits, stock dividends, recapitalizations, reorganizations, and similar transactions. The Convertible Notes will also be automatically converted in the event a Change of Control (as defined in the Convertible Notes) occurs into the number of Conversion Shares determined by dividing the Note Obligations then outstanding by the conversion price then in effect.

In addition to the preceding, the Company shall also have the right to convert (i) all Note Obligations upon the closing of an equity financing that raises at least $5,000,000 at a per share price of at least $0.27 into Conversion Shares at the conversion price then in effect; (ii) some or all Note Obligations in the event the VWAP (as defined in the Convertible Notes) of the Common Stock equals or exceeds $0.32 per share for at least fifteen (15) consecutive Trading Days (as defined in the Convertible Notes) into Conversion Shares at the conversion price then in effect; and (iii) all outstanding Note Obligations outstanding as of the Maturity Date into Conversion Shares at the conversion price then in effect in lieu of repaying such Note Obligations (an “In-Kind Note Repayment”); provided, however, that in the case of an In-Kind Note Repayment, the outstanding Note Obligations will equal the product of 1.35 and the aggregate sum of the principal amount of the Convertible Note plus the amount of any accrued but unpaid interest with respect to such Convertible Note.

The issuance and sale of the Convertible Notes and Conversion Shares (collectively, the “Securities”) has not been, and will not upon issuance be, registered under the Securities Act, and the Securities may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws. The Securities were issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, based on the following facts: each of the Investors has represented that it is an accredited investor as defined in Rule 501(a) promulgated under the Securities Act, that it is acquiring the Securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws and that it has sufficient investment experience to evaluate the risks of the investment; the Company used no advertising or general solicitation in connection with the issuance and sale of the Securities to the Investors; the Securities will be issued as restricted securities.

The Company did not engage any underwriter or placement agent in connection with the Amendment or Convertible Notes Offering.

The preceding description of the Amendment,the Series J Warrant and the Convertible Notes is qualified in its entirety by reference to the copies of the form of Amendment,form of Series J Warrant and form of Convertible Note filed herewith as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth in Item 1.01(b) of this Current Report on Form 8-K, which disclosure is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth in Item 1.01(a) and Item 1.01(b) of this Current Report on Form 8-K, which disclosure is incorporated by reference into this Item 3.02.

Item 8.01	Other Events

On June 5, 2020, the Company issued a press release announcing the Amendment and Convertible Notes Offering. The text of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) The following exhibits are being filed herewith:

Exhibit	Description
10.1	Form of Amendment to Series D Warrants to Purchase Common Stock
10.2	Form of Series J Warrant
10.3	Form of Convertible Notes
99.1	Press Release issued by Arch Therapeutics, Inc. on June 5, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH THERAPEUTICS, INC.

Dated: June 5, 2020	By:	/s/ Terrence W. Norchi, M.D.
Name: Terrence W. Norchi, M.D.
Title: President, Chief Executive Officer

Exhibit 10.1

AMENDMENT TO SERIES D WARRANTS TO PURCHASE COMMON STOCK

This Amendment to Series D Warrants to Purchase Common Stock (“Series D Warrants” and such amendment, the “Amendment”) by and between Arch Therapeutics, Inc., a Nevada corporation (the “Company”), Warrant Holder 1 (“Warrant Holder 1”) and Warrant Holder 2 (“Warrant Holder 2” and together with Warrant Holder 1, the “Warrant Holders”) is made as of June 3, 2020 (the “Effective Date”).

RECITALS

WHEREAS, in connection with the Company’s private placement that concluded on July 2, 2015 (the “2015 Private Placement Financing”), the Company issued to the investors in the 2015 Private Placement Financing Series D Warrants to acquire up to an aggregate of 14,390,754 shares of Company Common Stock;

WHEREAS, Section 1(b) of the Series D Warrants provides that the current exercise price (“Exercise Price”) of the Series D Warrants is $0.25 per share;

WHEREAS, Section 1(f) of certain of the Series D Warrants provides that such Series D Warrants may not be exercisable in the event and to the extent that the exercise thereof would result in the holder of such Series D Warrants, together with any person whose beneficial ownership would be aggregated with the holder, beneficially owning more than 4.9% of the Company’s Common Stock (the “Ownership Limitation”);

WHEREAS, Section 9 of the Series D Warrants provides that the Company may amend the Series D Warrants only with the written consent of the holders of at least a majority of the Series D Warrants outstanding as of such date (the “Required Holder(s)”);

WHEREAS, as of the date hereof, (i) there are Series D Warrants exercisable for up to 8,974,389 shares of Common Stock; (ii) Warrant Holder 1 beneficially owns Series D Warrants exercisable for up to _____________ shares of Common Stock (the “Warrant Holder 1 Warrants”); and (iii) Warrant Holder 2 beneficially owns Series D Warrants exercisable for up to _____________ shares of Common Stock (the “Warrant Holder 2 Warrants” and together with the Warrant Holder 1 Warrants, the “Warrants”), and therefore the Warrant Holders constitute the Required Holder;

WHEREAS, the Company and the Warrant Holders, in their capacity as the Required Holder, now wish to amend the Series D Warrants to (i) lower the Exercise Price; and (ii) eliminate the Ownership Limitation on the terms and conditions set forth herein (collectively, the “Warrant Amendments”); and

WHEREAS, in connection with and promptly following the effectiveness of the Warrant Amendments, the Company and each of the Warrant Holders have futher agreed that the Company shall issue (i) Warrant Holder 1 a Series J Warrant exercisable for up to _____________ shares of Common Stock; and (ii) Warrant Holder 2 a Series J Warrant exercisable for up to _____________ shares of Common Stock, in each case in substantially the form attached hereto as Exhibit A (the “Series J Warrant”), as consideration for each Warrant Holder’s respective agreement to exercise all the Warrants that they each beneficially own.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions.

a.	The terms defined in the Preamble and Recitals are incorporated herein.

b.	Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Series D Warrants.

2.	Amendments to Series D Warrants.

a.	Section 1(b). Section 1(b) to the Series D Warrants is hereby deleted in its entirety and replaced with the following as of the Effective Date:

“(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.18, subject to adjustment as provided herein.”

b.	Section 1(f). Section 1(f) to the Series D Warrants is hereby deleted in its entirety and replaced with the following as of the Effective Date:

“(f) [Reserved].”

3.	Series J Warrant.

a.	Upon Warrant Holder 1’s exercise of all the Warrant Holder 1 Warrants and payment to the Company of the aggregate exercise price of $____________, the Company shall issue Warrant Holder 1 a Series J Warrant exercisable for up to _____________ shares of Common Stock.

b.	Upon Warrant Holder 2’s exercise of all the Warrant Holder 2 Warrants and payment to the Company of the aggregate exercise price of $___________, the Company shall issue Warrant Holder 2 a Series J Warrant exercisable for up to _____________ shares of Common Stock.

4.	Representations and Warranties. Each Warrant Holder, severally and not jointly, hereby represents and warrants to the Company as follows:

a.	The Warrant Holder meets the requirements of at least one of the suitability standards for an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

b.	The Warrant Holder is acquiring the Series J Warrant and, as applicable, the shares issuable upon its exercise (the “Warrant Shares”), solely for the Warrant Holder’s account for investment purposes only and not with a view to or intent of resale or distribution thereof, in whole or in part, in violation of the Securities Act, and the Warrant Holder has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act, without prejudice, however, to the Warrant Holder’s right at all times to sell or otherwise dispose of all or any part of the Series J Warrant and/or Warrant Shares in compliance with applicable federal and state securities laws and in compliance with any transfer restriction to which the Series J Warrant and the Warrant Shares may be subject at any time or from time to time.

c.	The Warrant Holder has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with the Series J Warrant to evaluate the merits and risks of an investment in the Company and the Warrant Shares and to make an informed investment decision with respect thereto:

d.	The Warrant Holder (i) understands that neither the Series J Warrant nor the Warrant Shares issuable upon its exercise have been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the truth and accuracy of the Warrant Holder’s representations and warranties set forth herein; and (ii) agrees not to sell, transfer or otherwise dispose of either the Series J Warrant or such Warrant Shares except pursuant to the terms and conditions set forth in Section 4(a) of the Series J Warrant.

e.	The Warrant Holder further understands that there can be no assurance any market will ever exist for the resale of the Series J Warrant or any of the Warrant Shares issuable upon the exercise of the Series J Warrant, nor can there be any assurance that either the Series J Warrant or any of such Warrant Shares will be freely transferable at any time in the foreseeable future.

5.	GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof.

6.	Miscellaneous. To the extent that there are any inconsistencies between the terms of any Series D Warrants and the terms of this Amendment, the terms of this Amendment shall prevail in effect. This Amendment may be executed by the Parties in counterparts and may be executed and delivered by facsimile or other means of electronic communication and all such counterparts, taken together, shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. Except as otherwise expressly provided herein, Series D Warrants shall continue to be in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the Warrant Holders and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

ARCH THERAPEUTICS, INC.

By:
Name: Terrence W. Norchi, M.D
Title: President, Chief Executive Officer

REQUIRED HOLDER:

Name: Warrant Holder 1

Name: Warrant Holder 2

Exhibit A

Form of Series J Warrant

Exhibit 10.2

THIS WARRANT AND THE SECURITIES THAT MAY BE ACQUIRED UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR “BLUE SKY LAWS,” AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, HYPOTHECATED, OR OTHERWISE DISPOSED OF (COLLECTIVELY, A “TRANSFER”) UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO SAID ACT AND SUCH LAWS; OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SAID ACT AND SUCH LAWS AND THE RECIPIENT OF SUCH TRANSFER EXECUTES AN AGREEMENT WITH THE COMPANY (IN A FORM REASONABLY SATISFACTORY TO THE COMPANY) OBLIGATING IT TO ABIDE BY COMPARABLE RESTRICTIONS ON TRANSFER.

PURSUANT TO THE TERMS OF SECTION 2(A) OF THIS WARRANT, ALL OR A PORTION OF THIS WARRANT MAY HAVE BEEN EXERCISED, AND THEREFORE THE ACTUAL NUMBER OF WARRANT SHARES REPRESENTED BY THIS WARRANT MAY BE LESS THAN THE AMOUNT SET FORTH ON THE FACE HEREOF.

SERIES J COMMON STOCK PURCHASE WARRANT

Arch therapeutics, inc.

Warrant Shares: J-_______	Initial Exercise Date: _______, 2020

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, ___________ or his or her assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on the one (1) year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Arch Therapeutics, Inc., a Nevada corporation (the “Company”), up to __________ shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.                     Definitions. The terms defined in the Preamble are incorporated herein.

Section 2.                     Exercise.

a)                   Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto as Exhibit A (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. As used herein, (A) “Trading Day” means a day on which the principal Trading Market is open for trading; and (B) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

b)                  Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.25, subject to adjustment hereunder (the “Exercise Price”).

c)                   [Reserved].

d)                  Mechanics of Exercise.

i.	Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder (1) by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder; or (2) if the certificates are required to bear a legend regarding restriction on transferability, by issuing and dispatching by overnight courier to the address specified in the Notice of Exercise, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earlier of (A) the earlier of (i) two (2) Trading Days; and (ii) the number of days comprising the Standard Settlement Period, in each case after the delivery to the Company of the Notice of Exercise; and (B) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price is received by the Warrant Share Delivery Date. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, (A) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise; and (B) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrant Shares then unexercised under the Warrant and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

ii.            Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.            Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv.            Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

v.            No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi.           Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii.          Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e)             Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3.                      Certain Adjustments.

a)                    Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)                  [Reserved]

c)                   Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)                  Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e)                   Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person (other than for the purpose of changing the name or the domicile of the Company), (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

f)              Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g)             Notice to Holder.

i.             Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii.            Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.               Transfer of Warrant.

a)             Transferability. Neither this Warrant nor any Warrant Shares may be offered for sale, sold, transferred or assigned unless and until (A)(i) the Holder shall have delivered to the Company (if requested by the Company) an opinion of counsel to the Holder, in a form reasonably acceptable to the Company, to the effect that such Warrant and/or Warrant Shares to be sold, transferred or assigned may be transferred or assigned pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws; or (ii) the Holder provides the Company with reasonable assurance (which may include customary representation letters) that such Warrant and/or Warrant Shares can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act; and (B) the Holder shall have delivered to the Company, in the case where any part of this Warrant is being transferred, a Series J Common Stock Purchase Warrant Assignment Form, substantially in the form attached hereto as Exhibit B, executed by both the Holder and the transferee.

b)             New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Issue Date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c)                   Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 6.                     Representations and Warranties. Holder hereby represents and warrants to the Company as follows:

a)       The Holder meets the requirements of at least one of the suitability standards for an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act.

b)      The Holder is acquiring the Warrant and, as applicable, the Warrant Shares, solely for the Holder’s account for investment purposes only and not with a view to or intent of resale or distribution thereof, in whole or in part, in violation of the Securities Act, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act, without prejudice, however, to the Holder’s right at all times to sell or otherwise dispose of all or any part of the Warrant and/or Warrant Shares in compliance with applicable federal and state securities laws and in compliance with any transfer restriction to which the Warrant and the Warrant Shares may be subject at any time or from time to time.

c)       The Holder has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with the Warrant to evaluate the merits and risks of an investment in the Company and the Warrant Shares and to make an informed investment decision with respect thereto:

d)      The Holder (i) understands that neither the Warrant nor the Warrant Shares issuable upon its exercise have been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the truth and accuracy of the Holder’s representations and warranties set forth herein; and (ii) agrees not to sell, transfer or otherwise dispose of either the Warrant or such Warrant Shares except pursuant to the terms and conditions set forth in Section 4(a) of this Warrant.

e)       The Holder further understands that there can be no assurance any market will ever exist for the resale of this Warrant or any of the Warrant Shares issuable upon the exercise of this Warrant, nor can there be any assurance that either the Warrant or any of such Warrant Shares will be freely transferable at any time in the foreseeable future.

Section 7.                     Registration Rights.

a)                   Grant of Right. Unless a registration statement covering the sale of this Warrant and the Warrant Shares (collectively, the “Registrable Securities”) by the Holder is in effect and available and subject to the provisions of Section 7(c) of this Warrant, the Holder shall have the right to include the Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act, or pursuant to Form S-8 or any equivalent form); provided, however, that if, solely in connection with any primary underwritten public offering for the account of the Company, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of shares of Common Stock which may be included in the Registration Statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities with respect to which the Holder requested inclusion hereunder as the underwriter shall reasonably permit. Any exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities in proportion to the number of Registrable Securities sought to be included by such Holders; provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in such Registration Statement or are not entitled to pro rata inclusion with the Registrable Securities.

b)                  Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities pursuant to Section 7(b) hereof, but the Holder shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holder to represent the Holder in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the Holders of outstanding Registrable Securities with not less than thirty (30) days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holder shall continue to be given for each registration statement filed by the Company until such time as all of the Registrable Securities have been sold by the Holder. The holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice within ten (10) days of the receipt of the Company’s notice of its intention to file a registration statement.

c)                   Termination of Registration Rights. The registration rights granted pursuant Section 7 of this Warrant shall terminate on the Termination Date.

Section 8.          Miscellaneous.

a)       No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

b)      Restrictive Legend. Each certificate for Warrant Shares initially issued upon the exercise of this Warrant, and each certificate for Warrant Shares issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO SAID ACT AND SUCH LAWS; OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER OR RESALE MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SAID ACT AND SUCH LAWS AND THE RECIPIENT OF SUCH TRANSFER OR SALE EXECUTES AN AGREEMENT WITH THE COMPANY OBLIGATING IT TO ABIDE BY COMPARABLE RESTRICTIONS ON TRANSFER AND RESALE.”

c)       Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

d)      Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

e)       Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

f)       Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

g)      Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

h)      Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

i)        Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

j)        Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

k)      Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

l)        Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

m)    Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

n)      Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

o)      Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

ARCH THERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT A

SERIES J COMMON STOCK PURCHASE WARRANT

NOTICE OF EXERCISE

To: arch therapeutics, inc.

1.	The undersigned Holder hereby irrevocably elects to exercise this Warrant and to purchase thereunder, ___________ Warrant Shares issuable upon (i) exercise of the Warrant; and (ii) delivery of $____________ (in cash, certified check, bank draft or money order, as provided for in the foregoing Warrant) and any applicable taxes payable by the undersigned pursuant to such Warrant. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

2.	The Company shall deliver to the Holder __________ Warrant Shares in accordance with the terms of the Warrant and, after delivery of such Warrant Shares, _____________ Warrant Shares remain subject to the Warrant.

3.	The undersigned Holder requests that certificates for such Warrant Shares be issued in the name of:

(Please print name, address and social security or federal employer identification number (if applicable))

4.	The undersigned Holder hereby represents and warrants that (i) the undersigned Holder meets the requirements of at least one of the suitability standards for an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the undersigned Holder is acquiring the Warrant Shares solely for the undersigned’s account for investment purposes only and not with a view to or intent of resale or distribution thereof, in whole or in part, in violation of the Securities Act; (iii) the undersigned Holder has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act, without prejudice, however, to the undersigned Holder’s right at all times to sell or otherwise dispose of all or any part of the Warrant Shares in compliance with applicable federal and state securities laws and in compliance with any transfer restriction to which the applicable Warrant Shares may be subject at any time or from time to time; and (iv) the undersigned Holder has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with the Warrant to evaluate the merits and risks of an investment in the Company and the Warrant Shares and to make an informed investment decision with respect thereto.

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

EXHIBIT B

SERIES J COMMON STOCK PURCHASE WARRANT

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, ____________________ (“Assignor”) hereby sells, assigns and transfers to ___________ (“Assignee”) all of the rights of the undersigned under the Warrant (as defined in and evidenced by the attached Warrant) to acquire ______ Warrant Shares in and to the foregoing Warrant with respect to said acquisition rights and the shares issuable upon exercise of the Warrant (the “Warrant Shares”). This assignment agreement (the “Agreement”) is being delivered to Arch Therapeutics, Inc., a Nevada corporation (the “Company”), pursuant to Section 4(a) of the Warrant, and both Assignor and Assignee acknowledge and agree that the Company is an intended third party beneficiary of this Agreement.

Assignee agrees that each of the Warrant and the underlying Warrant Shares acquired by Assignee pursuant to this Agreement shall be bound by and subject to the terms of the Warrant including, but not limited to, the transfer restrictions set forth in Section 4(a) of the Warrant, in each case with the same force and effect as if Assignee were originally a party to the Warrant.

Assignee requests that the Warrant assigned pursuant to this Agreement be issued, dated as of the Issuance Date, in the name of and delivered to:

(Please print name, address and social security or federal employer identification number (if applicable))

If the total of the Warrant Shares are not all of the Warrant Shares evidenced by the foregoing Warrant, Assignor requests that a new Warrant dated as of the Issuance Date and evidencing the right to acquire the Warrant Shares not so assigned pursuant to the Agreement be issued in the name of and delivered to Assignor.

[SIGNATURE PAGE FOLLOWS]

ASSIGNOR	ASSIGNEE

Print Name	Print Name

Signature	Signature

By:	By:
Title:	Title:

Date	Date

Exhibit 10.3

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES THAT MAY BE ACQUIRED PURSUANT TO THIS CONVERTIBLE PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR “BLUE SKY LAWS,” AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, HYPOTHECATED, OR OTHERWISE DISPOSED OF (COLLECTIVELY, A “TRANSFER”) UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO SAID ACT AND SUCH LAWS; OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SAID ACT AND SUCH LAWS AND THE RECIPIENT OF SUCH TRANSFER EXECUTES AN AGREEMENT WITH THE COMPANY (IN A FORM REASONABLY SATISFACTORY TO THE COMPANY) OBLIGATING IT TO ABIDE BY COMPARABLE RESTRICTIONS ON TRANSFER.

ARCH THERAPEUTICS, Inc.

Series 1 UNSECURED convertible PROMISSORY NOTE

$[●]	As of ________, 2020 (the “Issuance Date”)

FOR VALUE RECEIVED, Arch Therapeutics, Inc., a Nevada corporation (“Borrower” or the “Company”) promises to pay to [●] (“Lender”), or [his/her/its] registered assigns, in lawful money of the United States of America (i) the principal sum of [Principal Amount] dollars ($[Principal Amount].00), or such lesser amount as shall equal the outstanding principal amount (the “Principal Amount”) of this Series 1 Unsecured Convertible Promissory Note, which is one of a duly authorized series of notes of the Company of like tenor and effect (except the variations necessary to express the name of payee, the date, and the principal amount of each Note), each issued on or prior to July 3, 2020 (each a “Note” and collectively the “Notes”); and (ii) interest accrued on the unpaid Principal Amount in accordance with Section 2. All Note Obligations (as defined below) shall be due and payable on the earlier of (i) ON DEMAND at any time after the Maturity Date (as defined below) of this Note unless Borrower notifies Lender that such Note Obligations will be converted into Common Stock in accordance with the terms of Section 6(c)iii); or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Lender or made automatically due and payable in accordance with the terms hereof. Borrower and Lender may be individually referred to herein as a “Party” or collectively as the “Parties”. On the date hereof, in exchange for the issuance of this Note, the Lender shall pay to the Company the Principal Amount in cash via wire transfer in accordance with the wire instructions attached hereto as Exhibit A.

1.	Definitions.

(a)	Preamble and Recitals: The terms defined above are incorporated herein.

(b)	Other Defined Terms: For purposes of this Note, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa):

i)	“Borrower Optional Conversion Amount” shall have the meaning set forth in Section 6(c)i).

ii)	“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Massachusetts are permitted or obligated by applicable law to remain closed.

iii)	“Change of Control” means any of the following: (i) the sale or disposition of all or substantially all of the assets of Borrower to a third party; (ii) the acquisition by a third party of more than fifty percent (50%) of Borrower’s outstanding voting capital stock; or (iii) the merger or consolidation of Borrower with or into another entity unless the holders of Borrower’s voting capital stock immediately prior to such merger or consolidation hold at least fifty percent (50%) of the ownership of voting capital stock of the acquiring third party or the surviving entity in such merger or consolidation, as the case may be, immediately after the merger or consolidation. Notwithstanding the foregoing, (x) a Change of Control shall not be deemed to occur on account of a Qualified Equity Financing; and (y) any transaction or series of transactions principally for bona fide equity financing purposes shall not be deemed to be a Change of Control of Borrower.

iv)	“Closing Date” shall have the meaning set forth in Section 6(c)i).

v)	“Common Stock” means the Company’s common stock, par value $0.001 per share.

vi)	“Conversion Price” shall mean $0.27 per share.

vii)	“Event of Default” shall have the meaning set forth in Section 4

viii)	“Fractional Payment Amount” shall have the meaning set forth in Section 6(f).

ix)	“Lender Optional Conversion Amount” shall have the meaning set forth in Section 6(b).

x)	“Maturity Date” means June 30, 2020

xi)	“Maximum Rate” shall have the meaning set forth in Section 2.

xii)	“Note Obligations” means, as of the date of measurement, the Company’s obligation to pay the aggregate sum of (i) the outstanding unpaid Principal Amount of this Note; (ii) all accrued and unpaid interest thereon calculated in accordance with Section 2; and (iii) any other amounts payable hereunder with respect to this Note; provided, however, that if Borrower notifies Lender that it will exercise its conversion right in accordance with the terms of Section 6(c)iii), Note Obligations shall mean, for purposes of Section 6(c)iii), the aggregate sum of (x) the product of (A) the outstanding unpaid Principal Amount of this Note as of the Maturity Date and all accrued and unpaid interest on the outstanding unpaid Principal Amount of this Note as of the Maturity Date calculated in accordance with Section 2 and (B) 1.35; and (y) any other amounts payable hereunder with respect to this Note.

xiii)	“Prepayment Date” shall have the meaning set forth in Section 6(b).

xiv)	“Prepayment Notice” shall have the meaning set forth in Section 6(b).

xv)	“Principal Market” means the OTCQB tier of the OTC Marketplace.

xvi)	“Qualified Equity Financing” means the offer and sale for cash by Borrower of any of its equity securities with the principal purpose of raising capital that (i) results in aggregate gross proceeds to Borrower of at least $5,000,000 (excluding any portion of the Principal Amount of any of the Notes that shall be converted into Borrower equity securities pursuant to Section 6 of this Note, or any other convertible debt issued by the Company that are exchanged for equity securities of the Company in such financing); and (ii) is priced at a minimum per share price of $0.27.

xvii)	“Requisite Holders” means the holders of a majority of the outstanding aggregate principal amount under the Notes.

xviii)	“Securities” shall have the meaning set forth in Section 8(c).

xix)	“Securities Act” means the U.S. Securities Act of 1933, as amended.

xx)	“Trading Day” means a day on which the Principal Market is open for trading.

xxi)	“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

xxii)	“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable; (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Requisite Holders and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

2.	Interest. Interest on the outstanding portion of the Principal Amount shall accrue at a rate equal to the lesser of ten percent (10%) per annum and the maximum non-usurious interest rate permitted by applicable law (the “Maximum Rate”). Any overdue unpaid Principal Amount shall bear interest, before and after judgment, for each day that such amounts are overdue at a rate equal to the lesser of fifteen percent (15%) per annum and the Maximum Rate. All computations of interest shall be made on the basis of a 365 day year for the actual number of days occurring in the period for which such interest is payable; provided, however, if any portion of the Principal Amount is either prepaid pursuant to Section 3 or converted pursuant to Section 6 prior to the 12 month anniversary of the Issuance Date, interest accrued with respect to such prepaid or converted portion of the Principal Amount shall equal 10% of the Principal Amount that is prepaid or converted.

3.	Prepayment. Upon ten (10) Business Days prior written notice to Lender, Borrower may prepay this Note in whole or in part, provided that: (i) any prepayment of this Note may only be made in connection with the prepayment of all Notes on a pro rata basis, based on the respective aggregate outstanding Principal Amounts of each such Note; and (ii) any such prepayment will be applied first to the payment of costs and expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such costs, expenses and accrued interest, to the payment of the Principal Amount of this Note. Such written notice (a “Prepayment Notice”) shall specify the portion of the Note to be prepaid, and the proposed date such prepayment shall become effective (the “PrePayment Date”).

4.	Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)	Failure to Pay. Borrower shall fail to pay when due any principal or interest payment on the due date hereunder or any other amount payable hereunder when due, whether at maturity or otherwise, provided that the Company fails to pay such amounts within 15 days of receiving written notice from the Lender that such amounts are due and unpaid; or

(b)	Voluntary Bankruptcy or Insolvency Proceedings. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) admit in writing its inability, to pay its debts generally as they mature; (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated; (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it

(c)	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within [30] days of commencement; or

(d)	Other Defaults. Borrower shall fail to pay any obligation in excess of $100,000, either individually or in the aggregate, when the same becomes due and payable and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument giving rise to such obligation or obligations; or

(e)	Agreements. Borrower shall fail to perform or observe in all material respects any of its covenants or agreements in this Note and such failure shall continue for ten (10) days after Borrower obtaining knowledge of such failure or receipt by Borrower from Lender of a written notice of such failure.

5.	Rights of Lender upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 4(b) or 4(c)) and at any time thereafter during the continuance of such Event of Default, the outstanding Note Obligations payable by Borrower hereunder shall become immediately due and payable upon election of the Requisite Holders without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 4(b) and 4(c), immediately and without notice, all outstanding Note Obligations payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right power or remedy granted to it by this Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6.	Conversion.

(a)	Automatic Conversion Upon a Change of Control. In the event that prior to a Qualified Financing and prior to the Maturity Date, there is a Change of Control, the Note shall be converted into that number of shares of Common Stock equal to the quotient of the Note Obligations outstanding immediately prior to the time of such Change of Control divided by the Conversion Price. The Company shall provide the Note holders with at least five (5) days prior written notice of the anticipated closing of a Change of Control.

(b)	Lender’s Optional Conversion. Lender, in its sole discretion, may elect to have all or any portion of the outstanding Principal Amount and all interest accrued with respect to such outstanding portion of the Principal Amount through the date that the Lender notifies Borrower of its intent to convert pursuant to this Section 6(b) (such Principal Amount and accrued interest, the “Lender Optional Conversion Amount”) converted into that number of shares of Common Stock equal to the quotient of the Lender Optional Conversion Amount divided by the Conversion Price. In the event Borrower provides Lender with a Prepayment Notice, Lender may also elect to convert all or any portion of the outstanding Principal Amount and any interest accrued with respect to such outstanding portion of the Principal Amount in accordance with this Section 6(b) at any time up through the Prepayment Date specified in the Prepayment Notice.

(c)	Borrower’s Optional Conversion.

i)	Conversion Upon a Qualified Equity Financing. Subject to the terms and conditions of this Section 6, in the event a Qualified Equity Financing closes prior to the Maturity Date (the date of such closing, the “Closing Date”), Borrower shall have the right, but not the obligation, to cause an amount equal to the Note Obligations outstanding on the Closing Date to automatically convert simultaneously with the closing of the Qualified Equity Financing into that number of shares of Common Stock equal to the quotient of the Note Obligations outstanding on the Closing Date divided by the Conversion Price.

ii)	Pre-Maturity Date Conversion. In the event the VWAP of the Common Stock equals or exceeds $0.32 per share for at least fifteen (15) consecutive Trading Days, Borrower shall have the right, but not the obligation, to have all or any portion of the outstanding Principal Amount and all interest accrued with respect to such outstanding portion of the Principal Amount through the date that Borrower notifies the Note holders of its intent to convert pursuant to this Section 6(c)i) (such Principal Amount and accrued interest, the “Borrower Optional Conversion Amount”) converted into that number of shares of Common Stock equal to the quotient of the Borrower Optional Conversion Amount divided by the Conversion Price.

iii)	Maturity Date Conversion. In lieu of repaying the Note Obligations outstanding on the Maturity Date, Borrower shall also have the right, but not the obligation, to convert all such outstanding Note Obligations into a number of shares of Common Stock equal to the quotient of the Note Obligations outstanding on the Maturity Date divided by the Conversion Price by providing the Note holders written notice of its intent to exercise its right to convert all outstanding Note Obligations pursuant to this Section 6(c)iii) at least three (3) Business Days prior to the Maturity Date.

iv)	Pro-Rata Application. Conversion of any Note Obligations under this Note in accordance with this Section 6(c) may only be made in connection with the conversion of all Notes on a pro rata basis, based on the respective aggregate outstanding Principal Amounts of each such Note.

(d)	Surrender of Note. Promptly after any conversion pursuant to this Section 6, but in no event more than five (5) Business Days thereafter, Lender shall deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to Borrower whereby the holder agrees to indemnify Borrower from any loss incurred by it in connection with this Note arising out of any claims that the Original Note was not lost, stolen or destroyed); provided, however, that upon Borrower’s issuance of all amounts and/or Common Stock required under Section 6(a), Section 6(b), Section 6(c) and Section 6(f), as applicable, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this Section 6(d).

(e)	Reservation of Equity Securities. Borrower covenants that all Common Stock that shall be so issued shall be duly authorized, validly issued, fully paid, and non-assessable by Borrower, not subject to any preemptive rights, and free from any taxes, liens, and charges with respect to the issue thereof. Borrower shall take all such action as may be necessary to ensure that all such Common Stock may be so issued without violation of any applicable law or regulation.

(f)	Fractional Securities. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of Borrower issuing any fractional shares of Common Stock to Lender upon the conversion of this Note, Borrower shall pay to Lender an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a share of Common Stock not issued pursuant to the previous sentence (the “Fractional Payment Amount”).

(g)	Issuance Taxes. The issuance of Common Stock upon conversion of all or any portion of the outstanding Note Obligations in accordance with this Section 6 shall be made without charge to Lender for any issuance tax in respect thereof.

7.	Adjustments. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 7 shall become effective at the close of business on the date the subdivision or combination becomes effective.

8.	Representations and Warranties of Lender. Lender represents and warrants to Borrower upon the acquisition of the Note as follows:

(a)	Binding Obligation. This Note has been duly executed and delivered by Lender and is a valid and binding obligation of Lender, enforceable against Lender in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)	Experience. Lender is an “accredited investor” as that term is defined in Rule 501 under the Securities Act. Lender has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Borrower so that Lender is capable of evaluating the merits and risks of [his/her/its] investment in Borrower and has the capacity to protect Lender’s own interests.

(c)	Investment. Lender is acquiring the Note and, as applicable, the Common Stock issuable upon conversion of the Note (collectively, the “Securities”), not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Lender understands that the Note has not been, and that neither the Note nor the Common Stock will be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Lender’s representations as expressed herein and in response to Borrower’s inquiries, if any.

(d)	Rule 144. Lender acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Lender is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

(e)	No Active Trading Market. Lender understands that no active trading market may exist for any of the securities issued by Borrower and that Borrower has made no assurances that either an active trading market will ever exist for Borrower’s securities or, if one exists, that such active trading market will be maintained.

(f)	Access to Data. Lender acknowledges that Lender has received all the information Lender considers necessary or appropriate for deciding whether to acquire the Securities. Lender further represents that Lender has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(g)	Brokers or Finders. Borrower has not, and will not, incur, directly or indirectly, as a result of any action taken by Lender, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Note.

(h)	Tax Advisors. Lender acknowledges that it has had the opportunity to review with Lender’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Note.

9.	Representations and Warranties of Borrower. Borrower represents and warrants to Lender that Borrower has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder. This Note has been duly executed and delivered by Borrower and is a valid and binding obligation of Borrower, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. The execution and delivery by Borrower of this Note and the performance of its obligations hereunder will not violate, conflict with, result in a breach of, or constitute a default under the organizational documents or any other agreements of Borrower or any of its subsidiaries.

10.	Assignment. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned by either Party, whether by operation of law or otherwise, without the other Party’s prior written consent, and any purported attempt by a Party to assign this Note or any of the rights, interests or obligations hereunder in violation of this Section 10 shall be null and void.

11.	Transferability. No Securities may be offered for sale, sold, transferred or assigned unless and until (i) the Note holder shall have delivered to the Company (if requested by the Company) an opinion of counsel to the Note holder, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, transferred or assigned may be transferred or assigned pursuant to an exemption from registration under the Securities Act and applicable state securities laws; or (ii) the Note holder provides the Company with reasonable assurance (which may include customary representation letters) that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act.

12.	No Collateral. This Note is unsecured.

13.	Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and emailed, mailed or delivered to each party as follows: (i) if to Lender, at Lender’s address or email address set forth on the signature page to this Note (or at such other address or email address as Lender shall have furnished to Borrower in writing), or (ii) if to Borrower, at the following address or email address (or at such other address or email address as Borrower shall have furnished to Lender in writing):

Borrower

Arch Therapeutics, Inc.

235 Walnut Street, Suite 6

Framingham MA 01702

E-mail address: rdavis@archtherapeutics.com

Attention: Chief Financial Officer

All such notices and communications will be deemed effectively given the earlier of (i) when received; (ii) when delivered personally; (iii) when emailed (with receipt of appropriate confirmation); (iv) one Business Day after being deposited with an overnight courier service of recognized standing; or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

14.	Miscellaneous.

(a)	Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Note.

(b)	Severability. If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)	Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then Maximum Rate, then that portion of the interest payment representing an amount in excess of the then Maximum Rate shall be deemed a payment of principal and, notwithstanding Section 3, be applied against the principal of this Note.

(d)	Waivers. Borrower hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(e)	Costs. Each of the Parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants or others engaged by such Party) in connection with this Note and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated. If Borrower shall default on the payment of any of the Note Obligations, Borrower shall reimburse Lender on demand for its reasonable, documented out-of-pocket costs of collection, including reasonable attorney’s fees and disbursements.

(f)	No Drafting Presumption. The language used in this Note shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Reservation of Rights. No failure on the part of Lender to exercise, and no delay in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof by Lender preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy of Lender.

(h)	CHOICE OF LAW. THIS NOTE AND ALL ACTIONS, CAUSES OF ACTION OR CLAIMS OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS NOTE, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MASSACHUSSETS, INCLUDING WITHOUT LIMITATION MASSACHUSSETS LAWS RELATING TO APPLICABLE STATUTES OF LIMITATION AND BURDENS OF PROOF, AVAILABLE REMEDIES AND APPLICABLE EVIDENTIARY PRIVILEGES.

(i)	WAIVER OF JURY TRIAL. THE PARTIES HERETO AGREE THAT ANY SUIT, ACTION, OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY EITHER A PARTY HERETO OR ANY SUCCESSOR OR ASSIGN ON OR WITH RESPECT TO, ARISING IN CONNECTION WITH, OR RELATED TO THIS NOTE SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THIS SECTION 14(i) IS A SPECIFIC AND MATERIAL ASPECT OF THIS NOTE.

(j)	INTEGRATION. THIS NOTE REPRESENTS THE FINAL AGREEMENT OF THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(k)	Amendments and Waivers. Any term of this Note may be amended, modified (including, without limitation, any extension of the Maturity Date, to change the Conversion Price) or waived upon the written consent of Borrower and the Requisite Holders; provided however, that, any such amendment or waiver must apply to all outstanding Notes. No such waiver or consent in any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides. The Company shall promptly notify all Note holders of any such change or amendment.

(l)	Counterparts. This Note be manually or electronically executed in one or more counterparts (delivery of which may occur via facsimile or electronic transmission, including as an attachment to an electronic mail message in “pdf” or similar format), each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed this Note as of the Issuance Date.

ARCH THERAPEUTICS, Inc.

By:
Name: Terrence W. Norchi, MD
Title: President & Chief Executive Officer

ACCEPTED AND AGREED:

[●]

By:
Name:
Title:

Address:

Email:

SIGNATURE PAGE TO ARCH THERAPEUTICS, INC. SERIES 1 UNSECURED CONVERTIBLE PROMISSORY NOTE

EXHIBIT A

Wire Instructions

Bank:
Account Name:
Routing Number:
Account Number:

Exhibit 99.1

Arch Raises $1.4 Million with Convertible Note Issuance and Warrant Reprice

Financing with long-term shareholders provides flexibility during product roll-out

FRAMINGHAM, Mass., June 5, 2020 (GLOBE NEWSWIRE) -- Arch Therapeutics, Inc. (OTCQB: ARTH) ("Arch" or the "Company"), developer of novel wound care and biosurgical devices, announces that it has raised $1.4M from long-term shareholders.

As part of the capital raising, the Company has issued a Series 1 Unsecured Convertible Note (the “Note”) to several accredited current investors for the aggregate principal amount of $550,000. The Notes accrue simple interest on unpaid principal at a rate of ten percent per year. Features of the note allow for payment of principal plus accrued interest at any time up until maturity as well as conversion into common stock under certain conditions (to “Convert”) at a price of $0.27 per share (“Conversion Price”). Noteholders may Convert at any time. The Company may Convert upon raising $5M of equity capital at the Conversion Price or greater or after the stock trades above $0.32 per share for at least 15 days on a volume weighted basis. At maturity, remaining outstanding principal and accrued interest may be either repaid or multiplied by 135% and then Converted at the Conversion Price. The Convertible Notes contain customary events of default.

The Company has also entered into an agreement (the “Agreement”) with the holders of a majority (the “Majority Holders”) of the outstanding Series D Warrants (the “Warrant”) resulting in approximately $850,000 of proceeds as a result of the full exercise of their Warrants. The Agreement provides for the reduction of the Warrant exercise price from $0.25 to $0.18 per share, and the elimination of a provision that prevents the Warrant from being exercised if the holder’s beneficial ownership would exceed 4.9% as a result. Under the terms of the Agreement, in exchange for fully exercising their remaining Warrants for approximately 4.7 million shares of common stock, the Majority Holders were issued new warrants to purchase approximately 3.55 million shares of common stock at an exercise price of $0.25 cents over a 1 year term.

Further details on the above transactions may be found in the related current report on Form 8-K that will be filed with the Securities and Exchange Commission.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a biotechnology company developing a novel approach to stop bleeding (hemostasis), control leaking (sealant) and manage wounds during surgery, trauma and interventional care. Arch is developing products based on an innovative self-assembling barrier technology platform with the goal of making care faster and safer for patients. Arch's development stage product candidates include AC5 Advanced Wound System, AC5 Topical Hemostat, AC5-G and AC5 Surgical Hemostat.1, 2

About Investor Summit

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Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to produce commercial quantities of our products within projected timeframes, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Source: Arch Therapeutics, Inc.

Contact

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com

1.	AC5 Surgical Hemostat is currently an investigational device limited by law to investigational use.

2.	AC5 and associated logos are trademarks and/or registered trademarks of Arch Therapeutics, Inc. and/or its subsidiaries.